SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  May 4, 2010

Communication Intelligence Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19301	94-2790442
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of Principal Executive Offices)

(Zip Code)

(650) 802-7888
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01                      Entry into an Amendment of Material Definitive Agreement
Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant
Item 3.02                      Unregistered Sales of Equity Securities

Entry into Amendment No. 2 to the Credit Agreement

On May 4, 2010, Communications Intelligence Corporation (the “Company”) entered into a second amendment of the Credit Agreement dated June 5, 2008 (“Amendment No. 2 to the Credit Agreement”) by and among the Company and Phoenix Venture Fund LLC (“Phoenix”), Michael Engmann and Ronald Goodman (each a “Lender” and collectively the “Lenders”), which Credit Agreement had previously been amended by the parties thereto on May 28, 2009 in connection with a previous financing transaction.  Under Amendment No. 2 to the Credit Agreement, until August 31, 2010, upon submission of a written request by the Company and the approval of Phoenix in its sole discretion, the Company has the ability to receive up to an aggregate of $1.0 million in additional funding through the issuance of additional secured promissory notes to Phoenix and/or its designees.  In connection with the issuance of any additional secured promissory notes to Phoenix and/or its designees, the Company is obligated to issue warrants to purchase shares of the Company’s Common Stock. The additional secured promissory notes mature on December 31, 2010, and bear interest at eight percent (8%) per annum. Such warrants are exercisable at $0.06 per share, and shall expire three years after the date of issuance. If Phoenix and/or its designees loan an aggregate of $1.0 million to the Company under the Credit Agreement, as amended, the Company would be obligated to issue warrants to purchase 16,666,667 shares of the Company’s Common Stock to Phoenix and/or its designees, as applicable. On May 4, 2010, the Company received a loan of $150,000 and issued warrants to purchase 2,500,000 shares of the Company’s Common Stock at an exercise price of $0.06 per share.  The Company paid $20,000 to SG Phoenix LLC, an affiliated entity of Phoenix, in connection with services provided by SG Phoenix.  The Company will also pay certain legal fees and expenses of Phoenix’s law firm.

The Company may use any funds received from Phoenix under Amendment No. 2 to the Credit Agreement to make payments on the Company’s existing indebtedness and accrued interest on that indebtedness, for working capital and general corporate purposes, in each case in the ordinary course of business, and to pay fees and expenses in connection with the Company’s entry into Amendment No. 2 to the Credit Agreement.

In connection with the Company’s entry into Amendment No. 2 to the Credit Agreement, the Company also entered into a second amendment to the Registration Rights Agreement dated June 5, 2008 in order to provide for certain registration rights for the shares of Common Stock issuable upon exercise of the warrants issuable under Amendment No. 2 to the Credit Agreement.

Transactions With Related Persons

Certain parties to Amendment No. 2 to the Credit Agreement have a pre-existing relationship with the Company and, with respect to such parties, the Company’s entry into Amendment No. 2 to the Credit Agreement and other related agreements may be considered related party transactions.  Phoenix, Michael Engmann and certain entities controlled by Mr. Engmann are lenders to the Company under the Credit Agreement, as amended, as well as in several previous financing transactions.

In connection with loan requests by the Company under the Credit Agreement, as amended, the Company may issue additional secured promissory notes to Phoenix.  In addition, the Company will be required to issue additional warrants to Phoenix in connection with any such loan requests funded by Phoenix.  As described above, if Phoenix loans an aggregate of $1.0 million to the Company under the Credit Agreement, as amended, the Company would be obligated to issue warrants to purchase 16,666,667 shares of the Company’s Common Stock to Phoenix.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2010	Communication Intelligence Corporation

	By:	/s/ Francis V. Dane

Francis V. Dane
Chief Financial Officer